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                                                                      Exhibit 18


                              [CHIPPAC LETTERHEAD]


Citicorp Mezzanine III, L.P.
399 Park Avenue
New York, NY 10043
Attention: Byron Knief

Ladies and Gentlemen:

     Reference is hereby made to that certain Indenture dated as of June 15, 2001 by and among ChipPAC, Inc., a Delaware corporation (the "COMPANY") and Firstar Bank, N.A., a national banking organization organized under the laws of the United States, as Trustee (as amended, the "INDENTURE") which establishes the terms of the Company's 8% Convertible Subordinated Notes due June 15, 2011 (the "NOTES").

     On the date hereof, the Company, ST Assembly Test Services Ltd, a Singapore public company limited by shares ("PARENT"), and Camelot Merger, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB") are entering into an Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into the Company (the "MERGER"). In connection with the execution of the Merger Agreement, Citicorp Mezzanine III, L.P. (the "HOLDER"), who is the holder of $50 million principal amount of the Notes, has been requested to enter into a Voting Agreement with Parent (the "VOTING AGREEMENT"), which, among other things, places certain restrictions upon the Holder's ability to transfer the Notes.

     As an inducement for the Holder to enter into the Voting Agreement, the Company hereby agrees that it will not exercise any right or option that it may have to purchase or redeem the Notes pursuant to Section 3.1(a) or Section 3.1(b) of the Indenture. This agreement shall terminate upon the earliest of (a) the consummation of the Merger or (b) the termination of the Merger Agreement in accordance with its terms.

     The terms of this letter shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law principles thereof.

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     If the foregoing is in accordance with your understanding, please sign and return the enclosed duplicate copy of this letter.

                                  Very truly yours,

                                  CHIPPAC, INC.

                                  By:    /s/ Dennis McKenna
                                         ---------------------------------------
                                  Name:  Dennis McKenna
                                  Title: Chairman, Chief Executive Officer and
                                         President


ACKNOWLEDGED AND AGREED
TO THIS 10th DAY OF FEBRUARY, 2004


CITICORP MEZZANINE III, L.P.


By:  CITICORP CAPITAL INVESTORS, LTD.,
as its General Partner

By: /s/ Byron Knief
    -----------------------------
Name:   Byron Knief
Title:  President